UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 21, 2004

GLOBAL POWER EQUIPMENT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16501	73-1541378
(Commission File Number)	(IRS Employer Identification No.)

6120 S. Yale, Suite 1480, Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

(918) 488-0828

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Under a Management Agreement, as amended by that certain First Amendment to Management Agreement (the “Management Agreement”), with Harvest Partners, Inc. (“Harvest”), Global Power Equipment Group Inc. (the “Company”) is required to pay Harvest an annual management fee of $1.25 million for financial advisory and strategic planning services. The terms of the Management Agreement provide for automatic renewals of additional one-year periods commencing each August unless terminated for cause or by Harvest. During any subsequent renewal period of the Management Agreement, the management fee will decrease to $750,000 per year if the affiliates of Harvest Partners, Inc. sell more than 50% of the shares of the Company’s common stock they owned at the time of the Company’s initial public offering on May 23, 2001. The management fee will be eliminated and the Management Agreement will terminate, if in any subsequent renewal period the affiliates of Harvest Partners, Inc. sell more than 66.6% of the shares of the Company’s common stock they owned on May 23, 2001.

On October 26, 2004, the Company entered into that certain Second Amendment to Management Agreement (the “Second Amendment”) with Harvest. The Second Amendment provides that the management fee with Harvest will now be comprised of two components. First, the Company will pay Harvest an annual fee of $625,000. In addition, the Company will pay Harvest an additional fee of between $0 and $625,000 depending on the amount of the Company’s EBITDA as follows:

Additional Fee

EBITDA is equal to or less than $20 million	$-0-

EBITDA is greater than $20 million but equal to or less than $30 million	125,000

EBITDA is greater than $30 million but equal to or less than $50 million	375,000

EBITDA is greater than $50 million	625,000

Under the Second Amendment, the Management Agreement terminates on February 1, 2008, subject to automatic renewals of additional one-year periods commencing on February 1, 2006, and continuing indefinitely thereafter, unless terminated for cause or by Harvest. Under the Second Amendment, the Management Agreement will continue to terminate in the event that the affiliates of Harvest sell more than 66.6% of the shares of the Company’s common stock they owned on May 23, 2001. Under the Second Amendment, the total management fee paid to Harvest for the 2004 Harvest Year (as defined in the Second Amendment) is $937,500.

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A copy of the Second Amendment is filed as Exhibit 10 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Second Amendment is qualified in its entirety by reference to Exhibit 10.

Stephen Eisenstein and Ira Kleinman, directors of the Company, are each a general partner of Harvest and a member of Harvest Associates III, L.L.C., the general partner of Harvest Partners III, L.P. and Harvest Partners III, GbR, which own in the aggregate more than five percent of the outstanding shares of the Company’s common stock. Bengt Sohlén, a director of the Company, serves as a member of Harvest’s advisory board, an informal committee that advises Harvest on investment opportunities.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 21, 2004, the Board of Directors of the Company changed the Company’s fiscal year-end from the last Saturday in December to December 31. This change is effective for the fourth quarter of 2004 and will result in a December 31 year-end for the Company’s 2004 fiscal year. No transition report is required to be filed by the Company as a result of this change in fiscal year.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is filed herewith:

10     Second Amendment to Management Agreement, dated October 26, 2004, by and between Harvest Partners, Inc. and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL POWER EQUIPMENT GROUP INC.

Date: October 27, 2004	By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

10	Second Amendment to Management Agreement, dated October 26, 2004, by and between Harvest Partners, Inc. and the Company.

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